ARTICLES OF ASSOCIATION OF THE MERCANTILE COMPANY
                    "NORTHEOLIC PICO GALLO, SOCIEDED LIMITADA

                           PART I - GENERAL PROVISIONS


ARTICLE 1 - COMPANY NAME

The name of the company is Northeolic Pico Gallo, SL.


ARTICLE 2 - COMPANY OBJECTS

1. The objects for which the Company is established are the consultancy, development, building, operation and/or ownership of energy generating facilities and, in particular,aeolian energy, after complying with such special administrative formalities and requirements as may be legally imposed.

2. The activities which make up the company objects may be conducted by the company in whole or in part, directly or indirectly, in any of the ways allowed by law and, in particular, by way of ownership of shares or interests in companies with identical or similar purposes.


ARTICLE 3 - DURATION OF THE COMPANY, CLOSING DATE OF THE FINANCIAL YEAR AND COMMENCEMENT OF TRADE

1.   The duration of the Company is indefinite.

2. The closing date of the financial year shall be the 31st of December each year.

3. The Company shall commence its trade on the date the deed of execution is granted.


ARTICLE 4 - REGISTERED OFFICE AND BRANCHES

1. The registered office of the Company will be Caravia Baja, La Plaza, 33343 Asturias.

2. The administrative body shall be competent to decide or pass a resolution to relocate the registered office within the same municipal district.

3. Similarly, the administrative body shall be competent to decide or pass a resolution to create, discontinue or transfer branches, within or off national territory.



                       PART II - SHARE CAPITAL AND SHARES

ARTICLE 5 - SHARE CAPITAL

The share capital is FIVE HUNDRED THOUSAND (500,000) pesetas (3,005.6 Euros) and is divided into ONE THOUSAND (1,000) company shares of ONE THOUSAND (1,000) pesetas (6.010121 Euros) nominal value each, numbered consecutively 1 to 1,000 both inclusive, cumulative and indivisible, which may not be incorporated in negotiable securities nor called shares. The share capital is fully subscribed for and paid up.


ARTICLE 6 - SCHEME OF TRANSFER OF COMPANY SHARES

1. The voluntary transfer of company shares by acts inter vivos is subject to the scheme provided below:

     Voluntary transfer by acts inter vivos between shareholders, as well as the transfer made to companies belonging to the same group as the transferor, shall be unrestricted, PROVIDED ALWAYS THAT said transfer is notified to the remainder of the shareholders within 14 days following the same.

     Members shall have a right of pre-emption in respect of the remainder of voluntary transfers by acts inter vivos. If there are several shareholders interested in acquiring, the shares shall be distributed between all of them in proportion to their interest in the share capital.

     A shareholder intending to transfer one or more company shares must give notice, by notarial channels, to the remainder of the shareholders of the written offer from the third party interested in acquiring the shares, with a minimum content (the number of shares he intends to transfer, the transferee's identity, the consideration and other terms of the transfer). Within 30 days of receiving said notice, the shareholders receiving said communication shall notify the shareholder intending to transfer of the exercise or otherwise of his right of pre-emption over all of the shares offered, the consideration being the one offered by the third party interested. If any of the shareholders does not exercise their right, the remainder of the shareholders shall acquire pro rata. After 30 days elapse without any notification on the part of the remainder of the shareholders receiving communication of intention to transfer, the shareholder may transfer the shares upon the terms communicated, that is to say at a price no lower or on better terms: having where appropriate to communicate immediately, as provided in this paragraph, the new conditions of transfer offered. The right to make the announced transfer shall lapse and the formalities provided in this article resume, in order to carry it out, in the event of sixty days elapsing from the new communication and the transfer to the shareholders or third party interested failing to materialise.

2. The scheme of compulsory transfer of company shares shall be as provided generally in the Limited Liability Companies Act.

     The company shall have a right of pre-emption of such company shares as are subject to auction or any other form of compulsory disposal. The purport of this right of pre-emption is as directed in the Limited Liability Companies Act and shall be exercisable by the Company only in the absence of the shareholders exercising their right, which they have been legally granted.

3. Similarly, the scheme of transfer mortis causa of company shares shall be as legally laid down.

     Surviving shareholders shall have a right of pre-emption of the deceased shareholder's shares, assessed at the actual value they had on the shareholder's date of death. The determination of the value, terms of exercise of the right of pre-emption and the form of payment shall be governed by statute.

4. Transfers made in breach of this article shall be ineffective against the company.


                            PART III: COMPANY BODIES

ARTICLE 7 - COMPANY BODIES

The Company shall have a General Meeting and an administrative body. These bodies, insofar as these Statutes are silent, shall be governed by the Limited Liability Companies Act.


                    CHAPTER 1. SHAREHOLDERS' GENERAL MEETING

ARTICLE 8 - COMPETENCE OF THE GENERAL MEETING

The Meeting is entitled to discuss and resolve, by such majority as is laid down by law or the statutes, matters within its competence directed by the Law and in these Statutes. The matters specified in article 16 are, inter alia, those reserved to the competence of the Meeting.


ARTICLE 9 - NOTICE OF THE GENERAL MEETING

1. A General Meeting will have to be called by the administrative body and, where appropriate, by the company liquidators.

2. The General Meeting must be called by individual communication, which is to be delivered by registered post and with acknowledgement of receipt to such address as is contained on the Register of members. There must be at least an interval of a fortnight between the date the announcement has been delivered to the last of the shareholders and the date scheduled for the holding of the meeting.

3. The communication of the notice shall be signed by the Chairman of the Company's Board.


ARTICLE 10 - VENUE

The General Meeting shall be held at such place and address as is directed in the notice. If the notice does not expressly indicate the venue, the Meeting shall be deemed to have been called at the Registered Office.


ARTICLE 11 - PLENARY MEETING

1. The General Meeting shall be quorate to transact any business, without the need for a prior call, provided all the share capital is present and represented and the attenders unanimously agree to hold the meeting and the agenda of the same.

2. The Plenary Meeting may be held at any place on national territory or abroad.


ARTICLE 12 - ATTENDANCE AND REPRESENTATION

1.   The General  Meeting may be attended by the holders of one or more  company
     shares  who  have   entered  them  on  the  Register  of  members  or  have
     communicated to the company their acquisition before the meeting is held.

2. The shareholders may be represented at General Meetings by another shareholder, or such person as holds a general power conferred in a public document with sufficient powers for such representation.


ARTICLE 13 - COMMITTEE OF THE GENERAL MEETING

1. Those appointed, at the start of the meeting, by shareholders attending shall be Chairman and Secretary of the General Meeting.

2. The Chairman of the General Meeting shall be assisted by the Secretary. The person appointed by the shareholders attending the start of the meeting shall be Secretary of the Meeting.

3. If the presence of a Notary has been requested, the latter shall form part of the Board of the General Meeting.


ARTICLE 14 - ATTENDANCE LIST

1. Before embarking on the agenda, the Secretary of the General Meeting shall draw up a list of attenders, which shall contain the names of shareholders attending and the names of shareholders represented and their proxies, and shall include by number the relevant shares.

2. If the attendance list does not appear at the start of the minutes of the General Meeting, it shall be attached thereto by means of an annexe signed by the Secretary, with the Chairman's countersignature.


ARTICLE 15 - THE GENERAL MEETING'S MODE OF DELIBERATION

1. Once the attendance list is prepared, the Chairman shall declare the General Meeting quorate, if appropriate, specifying whether it may embark on the consideration of all matters included on the agenda or, otherwise, on which the General Meeting may deliberate and resolve.

2. The Chairman shall refer to deliberation the business included on the agenda as appear therein.

3. Any person with right of attendance may join in the deliberation, at least once, in connection with each of the points on the agenda, even though the Chairman of the General Meeting may lay down the order of contributions and limit at any time the maximum duration of each of them.

4. Once the Chairman considers a matter sufficiently discussed, he shall put it to the vote.


ARTICLE 16 - MODE OF ADOPTING RESOLUTIONS

1. Resolutions shall be adopted by a majority of validly cast votes, provided they represent one-third of votes corresponding to the shares into which the share capital is divided. Blank votes shall be discounted.

2. Removal of members of the Board shall require votes in favour of 85% of votes corresponding to the shares into which the share capital is divided.

3. Resolutions to expel shareholders and resolutions relating to authorisation for directors to engage on their own or on someone else's behalf in the same, similar or complementary kind of activity which makes up the corporate objects shall also require votes in favour of two-thirds of the votes corresponding to the shares into which the share capital is divided.

4. Notwithstanding the foregoing paragraphs, votes in favour of 85% of the votes corresponding to the shares into which the share capital is divided shall be required by:

     1) resolutions to increase or reduce capital and any other alteration of the company statutes, including alteration of the company objects;

     2)   Company liquidation resolutions;

     3) alteration of the class of the administrative body, and the number of its members;

     4)   resolutions on the acquisition, sale or redemption of treasury shares;

     5) such resolutions as are appropriate in relation to the company's insolvency situations;

     6) the decision not to distribute dividends when legally and contractually possible. Therefore, subject to resolution by votes against of 85% of the share capital, the net profits shall be distributed every year between the shareholders, always complying with the appropriations to be made previously in accordance with the law in force.

     7)   resolutions   on  the   appointment   and  removal  of  auditors  when
          appropriate, without prejudice to the statutory provisions,

     8)   approval of the annual accounts,

     9) resolutions on the conversion, merger or de-merger of the company, removal of the right of priority in capital increases.

5. With respect to decisions on the company's net profits, it will be deemed that they are to be distributed, where appropriate, every year between shareholders, subject to resolution by votes against of 85% of the share capital, always in accordance with the approved balance sheet and always complying with the appropriations to be made previously, in accordance with the law in force.


                       CHAPTER 2 - THE ADMINISTRATIVE BODY

ARTICLE 17 - STRUCTURE OF ADMINISTRATIVE BODY

1. The company is to be administered, as decided by the General Meeting as provided in the Law by a Board of Directors, by 6 directors in number.

2. The authority to appoint directors is vested exclusively in the General Meeting.

3. Alternate directors may be appointed in the event of one or more of them ceasing for any reason.


ARTICLE 18 - SUBJECTIVE CONDITIONS, UNPAID OFFICE, TERM OF OFFICE

1. Shareholders' status is not required to be appointed member of the administrative body.

2. Members of the administrative body shall exercise their office for an indefinite time.

3.   The directorship shall be unpaid.


ARTICLE 19 - POWER OF ADMINISTRATION

1. The representation of the company, in- and out-of-court, is vested in the administrative body and shall extend to all acts included in the corporate objects.

2. The administrative body has authority in respect of whatever matters refer to the company's management, representation and administration, including all type of acts of disposition.


ARTICLE 20 - POWER OF REPRESENTATION

The power of representation, in- and out-of-court, shall be vested in the administrative body in the manner laid down by the law.


ARTICLE 21 - DUTIES OF THE BOARD OF DIRECTORS

1. The Board of Directors shall appoint its Chairman and, optionally, one or more Vice-Chairmen. If there are several Vice-Chairmen, each of the Vice-Chairmen shall be numbered. The priority of number shall be determined by the order in which the Vice-Chairman shall deputise for the Chairmen in the cases of absence, incapacity or vacancy.

2. The Board of Directors shall appoint one Secretary and, optionally, one Assistant Secretary, the appointment being able to fall to persons who are not directors, in which event they shall have the right to speak but not to vote. The Assistant Secretary shall deputise for the Secretary in cases of absence, incapacity or vacancy.


ARTICLE 22 - NOTICE CONVENING THE BOARD OF DIRECTORS

1. The Board of Directors shall be called by the Chairman or, in the event of the latter's death, absence, incapacity or inability, by the Vice-Chairman, provided he considers this necessary or appropriate, a meeting having to be held at least once every three months. It will have to be called necessarily whenever requisitioned by no less than one member of the administrative board. In the event of fourteen calendar days having elapsed from the receiving of the requisition, without the Chairman having called the Board, the latter must be called by the member of the Board who requisitioned the Board Meeting.

2.   The Notice will have to indicate the Agenda of the meeting.

3. The notice is to be forwarded by letter with acknowledgement of receipt to the address of each of the members of the Board which is contained in the company's records, a minimum of a fortnight in advance of the date scheduled for the meeting.

     No notice will be necessary, if all members of the Board of Directors have been called at the previous meeting.

4. The Board of Directors shall be deemed quorate without the need for notice if all of its members, present or represented, unanimously agree to hold the meeting.

5. A written poll outside a meeting shall be allowed only when no director objects to this procedure.


ARTICLE 23 - VENUE OF THE BOARD MEETING

     The Board of Directors shall hold its meetings at the registered office, save where another venue is indicated in the notice. Notices indicating a place abroad shall only valid if no director objects thereto.


ARTICLE 24 - CONSTITUTION OF THE BOARD OF DIRECTORS

1. The Board of Directors shall be validly constituted to discuss and resolve on any matter when the meeting is attended by three members, present or represented, of the same which had fixed the General Meeting at the time, although said number has not been covered in its entirety or even when vacancies have subsequently arisen.

2. Members of the Board of Directors may only appoint another member of the Board to represent them.

3. The representation will have to be granted by any written means and specifically for each meeting.


ARTICLE 25 - AGENDA OF THE MEETING

The Board of Directors may deliberate and adopt resolutions in matters within its competence, even when they do not appear on the Agenda of the notice.


ARTICLE 26 - MODE OF  DELIBERATING  AND  ADOPTING  RESOLUTIONS  OF THE  BOARD OF
             DIRECTORS

1. The Chairman shall refer to deliberation matters on the Agenda, both if this appears in the notice, as if it is prepared at the start of the meeting. Any of the members of the Board shall, prior to the meeting or in the course thereof, have the right to refer to deliberation and voting any other matter in such order as is directed by the Chairman in his reasonable discretion.

2. Once the Chairman considers a matter sufficiently discussed, he shall put it to the vote, each member of the Board, present or represented, being entitled to one vote.

3. Resolutions shall be adopted by a straight majority of members of the Board who have attended personally or by proxy.

4. Notwithstanding the above, the adoption of resolutions relating to the matters set out below shall require the votes in favour of five out of the six members of the Board of Directors:

     1) Raising new loans granting finance which is not necessary for the ordinary course of the company's business,

     2)   Varying contracts previously entered into by the company,

     3)   Giving guarantees or endorsements to the company or other parties.

     4) Without prejudice to the foregoing paragraphs, the giving of mortgages or any other type of collateral or personal security, as well as the giving of any charge over the assets or income for any reason of the company.

     5) Granting loans or advances to third parties, except such advance as it grants as a consequence of the ordinary course of its business

     6) Contracting with any shareholder or with any shareholder's affiliated business

     7)   The disposal of any tangible asset of the company

     8)   Any contract which goes beyond the company's ordinary business

     9) Both the commencement and the submission of an answer or defence to legal claims or by way of arbitration

     10)  The approval and alterations of budgets

     11) Incurring any expense which goes beyond the budget, subject to cases of demonstrable urgency or by legal or contractual obligation validly contracted pursuant to these Statutes

     12)  The engagement of working staff

     13)  The acquisition or disposal of shares or interests in other businesses

     14) Establishing long-term agreements which require periods of notice of no less than three months to terminate the agreement or which entail serious or unquantifiable risks on the date of completion of said agreements

     15) The signing of contracts, the total consideration of which to the company exceeds the figure of 30,050.6 Euros (5,000,000 pesetas).


ARTICLE 27 - DELEGATION OF POWERS

1. The Board of Directors may, permanently, delegate all or part of its powers to an Executive Board and to one or more Managing Directors, and determine the members of the Board itself who will be the regulars on the delegated body. The Board of Directors may not delegate its powers in any of the matters for which decision-making by qualified majority of five members of the Board is required.

2. The delegation of powers permanently and determination of members of the Board itself who have to hold such posts shall require, for their validity, votes in favour of two-thirds of numbers of members of the Board which, at the time, had fixed the General Meeting for the composition of this body, although said number is not covered in its entirety or even when vacancies have subsequently arisen.

3. Managing Directors shall be under an express duty to inform each of the Directors about the company's day-to-day management.


               PART IV: WINDING-UP AND LIQUIDATION OF THE COMPANY


ARTICLE 28 - WINDING-UP AND LIQUIDATION OF THE COMPANY

The company shall be wound up on the grounds and with the effects provided by statute.


ARTICLE 29 - LIQUIDATORS

Upon the company being wound up, all directors with a valid appointment and registered at the Mercantile Registry will automatically turn into liquidators, save when the company has appointed others at the time the winding-up is resolved. The liquidators shall act internally according to the regulations themselves of the structure which the administrative body has at the time.


ARTICLE 30 - POWER TO REPRESENT THE WOUND-UP COMPANY

If the company is wound up, the power of representation shall be vested in the liquidators jointly and severally, whatever has been the scheme of the power of representation vested in the administrative body.